Exhibit 99.1 NEWS RELEASE

FOR IMMEDIATE RELEASE

Tesco Corporation Announces First Quarter 2015 Dividend

HOUSTON, February 27, 2015 - Tesco Corporation (NASDAQ: TESO) announced today that its Board of Directors approved a first quarter 2015 dividend of $0.05 per share of common stock issued and outstanding at the close of business on March 24, 2015 (the “Record Date”). The dividend will be payable on April 6, 2015 to stockholders of record at the close of business on the Record Date.

ABOUT TESCO CORPORATION
Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. Tesco Corporation seeks to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and gas.

For more information please contact
Chris Boone - Chief Financial Officer
Tesco Corporation
(713) 359-7000